ADMINISTRATION AGREEMENT

                         WEISS, PECK & GREER FUNDS TRUST

                                  ON BEHALF OF

                         WPG GOVERNMENT SECURITIES FUND


     AGREEMENT made as of the 1st day of May, 1993, by and between WEISS, PECK & GREER FUNDS TRUST, a Massachusetts business trust (the "Trust"), for the benefit of WPG GOVERNMENT SECURITIES FUND, a series of the Trust (the "Fund"), and WEISS, PECK & GREER, a New York limited partnership (the "Administrator").

     The Trust is an open-end, management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Administrator is an investment adviser registered under the Investment Advisers Act of 1940, as amended and is a broker-dealer registered under the Securities Exchange Act of 1934, as amended.

     The Trust desires the Administrator to render services to the Fund, and the Administrator is willing to render such services upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1.   ADMINISTRATIVE SERVICES.

     (a) Subject to the general supervision of the Board of Trustees of the Trust, the Administrator will provide certain administrative services to the Fund. The Administrator will, to the extent such services are not required to be performed by others pursuant to the custodian agreement, the transfer agency agreement (to the extent that a person other than the Administrator is serving thereunder as the Trust's transfer agent), or other arrangements (i) provide supervision of all aspects of the Fund's operations not referred to in Section 4 of the current Investment Advisory Agreement between the Trust and the Fund's investment adviser (the "Investment Advisory Agreement"); (ii) provide the Fund with personnel to perform such executive, administrative, accounting and clerical services as are reasonably necessary to provide effective administration of the Fund; (iii) arrange for, at the Trust's expense, (a) the preparation for the Fund of all required tax returns, (b) the preparation and submission of reports to existing shareholders and (c) the periodic updating of the Fund's



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          prospectus and statement of additional information and the preparation of reports filed with the Securities and Exchange Commission and other regulatory authorities; (iv) maintain all of the Fund's records not required to be maintained by the investment adviser pursuant to
          Section 4(c) of the Investment Advisory Agreement; (v) provide the
          Fund with adequate office space and all necessary office equipment and services, including, without limitation, telephone service, heat, utilities, stationery supplies and similar items; and (vi) provide to the Fund transfer agency-related and shareholder relations services and facilities and the services of one or more of its employees or officers, or employees or officers of its affiliates, relating to such functions (including salaries and benefits, office space and supplies, equipment and teaching).

     (b) The Administrator will also provide to the Trust's Board of Trustees such periodic and special reports as the Board may reasonably request. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund.

     (c) The Administrator will notify the Trust of any change in its membership within a reasonable time after such change.

     (d) The services hereunder are not deemed exclusive and the Administrator shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

2. ALLOCATION OF CHARGES AND EXPENSES. Except as otherwise provided in Section 1 of this Agreement, the Administrator will pay all costs it incurs in connection with the performance of its duties under Section 1 of this Agreement. The Administrator will pay the compensation and expenses of all of its personnel and will make available, without expense to the Fund, the services of such of its partners, officers and employees as may duly be elected officers or Trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law. The Administrator will not be required to pay any expenses of the Fund other than those specifically allocated to the Administrator in this Section 2. In particular, but without limiting the generality of the foregoing, the Administrator will not be required to pay: (i) fees and expenses of any investment adviser of the Fund; (ii) organization expenses of the Fund;
     (iii) fees and expenses incurred by the Trust in connection with membership in investment company organizations; (iv) brokers' commissions; (v) payment for portfolio pricing services to a pricing agent, if any; (vi) legal or auditing expenses (including an allocable portion of the cost of its employees rendering







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     legal services to the Fund); (vii) interest, insurance premiums, taxes or governmental fees; (viii) the fees and expenses of the transfer agent of the Trust; (ix) the cost of preparing stock certificates or any other expenses, including, without limitation, clerical expenses of issue, redemption or repurchase of shares of the Fund; (x) the expenses of and fees for registering or qualifying shares of the Fund for sale and of maintaining the registration of the Fund and registering the Trust as a broker or a dealer; (xi) the fees and expenses of Trustees of the Trust who are not affiliated with the Administrator; (xii) the cost of preparing and distributing reports and notices to shareholders, the Securities and Exchange Commission and other regulatory authorities; (xiii) the fees or disbursements of custodians of the Trust's assets, including expenses incurred in the performance of any obligations enumerated by the Declaration of Trust or ByLaws of the Trust insofar as they govern agreements with any such custodian; (xiv) costs in connection with annual or special meetings of shareholders, including proxy material preparation, printing and mailing; or (xv) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business. The Administrator shall not be required to pay expenses of activities which are primarily intended to result in sales of shares of the Fund.

3.   COMPENSATION OF THE ADMINISTRATOR.

     (a) For all services to be rendered and payments made as provided in Sections 1 and 2 hereof, the Trust on behalf of the Fund will pay the Administrator on the last day of each month a fee at an annual rate equal to 0.03% per annum of the average daily net assets of the Fund. The "average daily net assets" of the Fund shall be determined on the basis set forth in the Fund's prospectus or otherwise consistent with the 1940 Act and the regulations promulgated thereunder.

     (b) If the operating expenses of the Fund in any year (including the administration fee referred to in Subsection (a) above, but excluding taxes, brokerage commissions, interest, dividends on securities sold short, distribution expenses, and extraordinary legal fees and expenses) exceed the limits set by certain state securities administrators in states in which shares of the Fund are sold, the amount payable to the Administrator under Subsection (a) above will be reduced (but not below $0) by the amount of such excess. If amounts have already been advanced to the Administrator under this Agreement, the Administrator will return such amounts to the Fund to the extent required by the preceding sentence.

     (c) In addition to the foregoing, the Administrator may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Administrator. Any such fee reduction or undertaking may be discontinued or modified by the Administrator at any time.




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4.   LIMITATION OF LIABILITY OF ADMINISTRATOR AND FUND. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Administrator of its obligations and duties under this Agreement. Any person, even though also employed by the Administrator, who may be or become an employee of and paid by the Trust or the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as its employee or agent. It is understood and expressly stipulated that none of the trustees or shareholders of the Trust shall be personally liable hereunder. None of the trustees, officers, agents or shareholders of the Trust assume any personal liability for obligations entered into on behalf of the Trust. All persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust. The Fund shall not be liable for any claims against any other Series of the Trust.

5. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall remain in force until April 30, 1994 and shall continue for periods of one year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Trust. This Agreement may, on 60 days' written notice to the other party, be terminated at any time without the payment of any penalty by the Trust or by the Administrator.

6. AMENDMENT OF THIS AGREEMENT. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

8. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed



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     simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                                              WEISS, PECK & GREER FUNDS TRUST,
                                                on behalf of
                                              WPG GOVERNMENT SECURITIES FUND


                                              By:______________________________

                                              Its:_____________________________


                                              WEISS, PECK & GREER



                                              By:______________________________

                                              Its:_____________________________









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